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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3, No. 333-36152) and related Prospectus of Inhale Therapeutic Systems, Inc. for the registration 2,998,305 shares of its common stock and for the registration of $230,000,000 of 5% Convertible Subordinated Notes due February 8, 2007, of our report dated January 24, 2000, with respect to the financial statements of Inhale Therapeutic Systems, Inc. included in its Annual Report (Form 10-K) and Amendment No. 1 to its Annual Report (Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG, LLP

Palo Alto, California
May 22, 2000